Exhibit 99.B(d)(2)(v)

January 1, 2008

Mr. Michael Gioffre

ING Investment Management Co.

10 State House Square

Hartford, CT  06103-3602

Dear Mr. Gioffre:

Pursuant to the Sub-Advisory Agreement dated August 7, 2001, as amended, between ING Investments, LLC and ING Investment Management Co. (the “Agreement”), we hereby modify the fees payable to the Sub-Adviser for ING VP International Value Portfolio (the “Portfolio”).

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by modifying the annual sub-advisory fee for the Portfolio as reflected on the Amended Schedule A of the Agreement, effective January 1, 2008.  The Amended Schedule A, with the annual sub-advisory fees indicated for the Portfolio, is attached to the letter.

Please signify your acceptance to the modification of the annual sub-advisory fee for the Portfolio by signing below where indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Investments, LLC

ACCEPTED AND AGREED TO:

ING Investment Management Co.

By:	/s/ Jeffrey T. Becker
Name:	Jeffrey T. Becker
Title:	EVP, CFO, Duly Authorized

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Investments, LLC

AMENDED SCHEDULE A

with respect to the

SUB-ADVISER AGREEMENT

between

ING INVESTMENTS, LLC

and

ING INVESTMENT MANAGEMENT CO.

Fund	Annual Investment Management Fee
(as a percentage of average daily net assets)

ING VP Financial Services Portfolio	0.3375% of the first $500 million of assets 0.3150% of the assets in excess of $500 million

ING VP High Yield Bond Portfolio	0.2610% of the first $200 million of assets 0.2475% of the next $300 million of assets 0.2250% on the next $500 million of assets 0.2025% of the assets in excess of $1 billion

ING VP International Value Portfolio	0.3825%

ING VP MidCap Opportunities Portfolio	0.3375% on first $250 million 0.3150% next $400 million 0.2925% next $450 million 0.2700% thereafter

ING VP SmallCap Opportunities Portfolio

0.3375% of the first $250 million of assets
0.3150% of the next $250 million of assets
0.2925% of the next $250 million of assets
0.2700% of the next $250 million of assets
0.2475% of the assets in excess of $1 billion